Exhibit 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated as of November 7, 2019 (the “Execution Date”), is made and entered into by and among Mitra Hormozi, Esq. (“Ms. Hormozi”), and Revlon Consumer Products Corporation (“RCPC”) and Revlon, Inc. (“Revlon” and collectively with RCPC and its subsidiaries, the “Company”).

WHEREAS, Ms. Hormozi was previously employed by the Company as its Executive Vice President and General Counsel, and for a transitional period she provided non-legal services to the Company as its Interim Chief Human Resources Officer, and she resigned from her employment with the Company as of the Execution Date; and

WHEREAS, as consideration for the Company providing Ms. Hormozi with the compensation described herein, Ms. Hormozi agrees to provide Legal Advisory Services to the Company as set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and obligations set forth herein, Ms. Hormozi and the Company hereby agree as follows:

1.LEGAL ADVISORY SERVICES. Ms. Hormozi agrees to the following:
a.    During the Legal Advisory Period (as defined below), Ms. Hormozi shall serve as a non-employee senior legal advisor (“Senior Legal Advisor”) to the Company. In her role as Senior Legal Advisor, Ms. Hormozi shall provide legal advice, assistance and cooperation to the Company if, as, when and to the extent requested by the Company, for the purpose of, among other things, transitioning effective management of the Company’s legal functions to Ms. Hormozi’s successor as the Company’s General Counsel (the “Successor General Counsel”). Ms. Hormozi’s services to the Company shall include, without limitation, sharing with the Successor General Counsel Ms. Hormozi’s legal expertise, advice, experience, knowledge of and insight with respect to the Company’s business and the beauty and fragrance industry in general (any and all of the foregoing, the “Legal Advisory Services”). Ms. Hormozi shall provide the Legal Advisory Services to, and at the direction of, the Successor General Counsel and/or her designees. The parties acknowledge and agree that the Legal Advisory Services to be provided by Ms. Hormozi will consist of the exchange of advice, information and material (including that which may be related to pending or threatened litigation and investigations) that are subject to the attorney-client privilege, work-product privilege and other related privileges and, accordingly, under no circumstances shall the Company be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of the Legal Advisory Services provided under this Agreement. In no event shall the Legal Advisory Services exceed a number of hours per month that would result in Ms. Hormozi providing greater than 20% of the average number of hours that Ms. Hormozi was providing bona fide services to the Company in the 36-month period prior to the Execution Date.
b.    Legal Advisory Services Pay. In consideration of Ms. Hormozi’s agreement to provide the Legal Advisory Services and her actually providing the Legal Advisory Services as, when and to the extent requested by the Successor General Counsel and/or her designees, the Company agrees to pay Ms. Hormozi during the Legal Advisory Period a fee at a rate of $250,000 per year (the “Legal Advisory Services Pay”), which will be payable in equal installments on a monthly basis starting on the 15th of the first month following the Execution Date, and on the 15th of every month thereafter during the applicable period (each such date, a “Regular Payment Date”).
c.    Business Expenses. The Company shall promptly reimburse Ms. Hormozi for reasonable and necessary expenses actually incurred by Ms. Hormozi in connection with the business and affairs of the Company and the performance of Ms. Hormozi’s duties hereunder, subject to and in accordance with the Revlon Travel and Entertainment Policy, as in effect from time to time.
d.    The “Legal Advisory Period” shall begin on the day following the Execution Date (the “Effective Date”) and shall continue until the earliest to occur of:

(i)	December 31, 2020 (such period from the Effective Date, the “Term”);

(ii)
the date on which the Successor General Counsel notifies Ms. Hormozi upon at last 30 days’ advance written notice that the Company no longer requires Ms. Hormozi’s provision of the Legal Advisory Services for any reason other than for Cause (as defined below), or the date of Ms. Hormozi’s death or permanent and total disability;

(iii)
the date on which Ms. Hormozi notifies the Successor General Counsel upon at last 30 days’ advance written notice that she no longer wishes to provide the Legal Advisory Services for any or no reason; or

(iv)
the date on which the Company terminates the Legal Advisory Period as a result of Ms. Hormozi’s commission of any of the following act(s): (A) the wilful material failure by Ms. Hormozi to provide or perform the Legal Advisory Services; (B) Ms. Hormozi’s commission of any felony or any crime involving moral turpitude; or (C) a Restrictive Covenant Breach, as hereinafter defined (any such event under clause (A), (B) or (C), “Cause”). The Successor General Counsel shall provide written notice of the same to Ms. Hormozi (setting forth in reasonable detail the act(s) alleged to constitute Cause), who shall then have 15 days to cure such event of Cause, if and to the extent any occurrence of Cause is determined by the Successor General Counsel in good faith to be capable of cure.

For the avoidance of doubt, upon the conclusion of the Legal Advisory Period, the Legal Advisory Services Pay shall cease, subject to Section 5 of this Agreement.
2.    SERVICE ON BOARD OF DIRECTORS. Effective on or after the Effective Date, it is expected that Ms. Hormozi will be elected to the Board of Directors of Revlon and, if applicable, RCPC, at the discretion of, and subject to approval by, Revlon’s (and, if applicable, RCPC’s) Board of Directors, and as long as so elected by their respective stockholders. The parties agree that, in addition to the Legal Advisory Services Pay, Ms. Hormozi shall also be entitled to receive additional compensation for her service as a member of the Board of Revlon and/or RCPC, as such director compensation programs may be in effect from time to time. Ms. Hormozi shall make her commercially reasonable best efforts to attend all in-person meetings of Revlon’s Board of Directors while serving as a director. As of the Effective Date, in connection with her role as a director, as well as her former service as the Company’s General Counsel, Ms. Hormozi shall be covered by the Company’s directors and officers insurance policy, as in effect from time to time. By signing this Agreement, Ms. Hormozi represents that, prior to or as of the Execution Date, she has resigned from all other positions that she held as an officer and employee of the Company and as a director of any subsidiary of the Company or otherwise, and agrees to promptly provide any documentation memorializing such actions as may be requested by the Company. In addition to her non-profit affiliations, the Company recognizes that Ms. Hormozi may continue to serve as a director of Athene Holding Ltd. and/or its subsidiaries, and one or more of the standing committees thereof. The process for Ms. Hormozi joining additional boards of directors is set forth in the Company’s Corporate Governance Guidelines.
3.    COOPERATION. Ms. Hormozi agrees, without limitation as to time, to provide her attendance and truthful testimony where deemed appropriate by the Board, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims with respect to any matters about which Ms. Hormozi has knowledge by virtue of providing the Legal Advisory Services, by virtue of serving as a member of the Board of Revlon and/or RCPC as applicable, or by virtue of her prior services to the Company. Such assistance and cooperation shall be provided by Ms. Hormozi without fee or charge, other than the Company’s reimbursement of reasonable travel expenses. Assistance shall be given at locations and times mutually agreed upon by Ms. Hormozi and the Company, except with respect to mandated court appearances for which Ms. Hormozi will make himself available upon reasonable notice.
4.    CONFIDENTIAL INFORMATION.     Unless the Successor General Counsel or the Company’s Deputy General Counsel (or their respective designees) consents or directs Ms. Hormozi in writing, she will not at any time during or after her service with the Company, use any Confidential Information (as defined in this Section 4) for her own benefit or disclose any Confidential Information to anyone outside the Company or to any employee or consultant of the Company not also having authorized access to and a legitimate need to know such Confidential Information, nor shall she direct anyone else to do so. In the event Ms. Hormozi is requested or required to make disclosure of any Confidential Information under any court order, subpoena or other judicial process, she will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to take control with counsel of its choice in any proceeding relating to the compulsory disclosure. For purposes of this Agreement, “Confidential Information” means any information, including without limitation, any financial information, projections, forecasts, business plans, synergy and/or cost reduction plans and related actions, litigations, investigations and related legal matters, mergers and acquisitions and divestitures, research and development projects, advertising, marketing and/or promotional plans, new business development projects, status of any contracts or contractual negotiations, formula, pattern, drawing, compilation, program, device, method, technique, computer security information, process, cost data, customer or supplier list or product or related information, directly or indirectly related to the past, present or anticipated business affairs of the Company or its affiliates, that derives value, actual or potential, from not being generally known to the public or to other persons who can obtain value from its disclosure or use, and any information regarding personal matters of any directors, officers or employees, or their respective family members, disclosed to Ms. Hormozi or known to her through or in the course of her service with the Company or its affiliates, directly or indirectly relating to the past, present or anticipated business affairs of the Company or its affiliates. Ms. Hormozi understands that she may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (a) is made (i) in confidence to a federal, state or local government official, or to her attorney, either directly or indirectly; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The restrictions set forth in this Section 4 are in addition to, and concurrent with, any confidentiality or similar restrictions, agreements or covenants by which Ms. Hormozi is otherwise bound.
5.    RESTRICTIVE COVENANTS. Ms. Hormozi recognizes that in light of the prior legal services that she provided to the Company, which, among other things, involved her providing legal advice and direction to the Company as its General Counsel with full access to all of the Company’s attorney-client privileged information, as well as Company information protected by the work product privilege, she will not, during the Term or during any period that she is serving as a director of Revlon: (i) be employed by or provide consulting or other services to any other corporation, firm or business engaged in a consumer or professional cosmetics, fragrances, toiletries business or any other business that is competitive, in any geographical area, with any of the Company’s then-current businesses; (ii) solicit any then-current employee of the Company for the purpose of causing them to become employed by or provide services to an entity with which Ms. Hormozi has a then-current business relationship; and/or (iii) solicit or otherwise induce any of the Company’s customers, suppliers or vendors to terminate or change their business relationship with the Company.

6.    BREACH OF AGREEMENT. Notwithstanding anything herein to the contrary, Ms. Hormozi agrees that the Company may, as a non-exclusive remedy, immediately cease further payment of the Legal Advisory Services Pay in the event Ms. Hormozi commits a material breach of Sections 4 or 5 of this Agreement (a “Restrictive Covenant Breach”).
7.    SECTION 409A. The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company or its affiliates be liable for any tax, interest or penalties that may be imposed on Ms. Hormozi by Code Section 409A or any damages for failing to comply with Code Section 409A or otherwise. To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which Ms. Hormozi incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding any provisions of this Agreement to the contrary, if Ms. Hormozi is a “specified employee” (within the meaning of Code Section 409A and determined pursuant to any policies adopted by the Company consistent with Code Section 409A), at the time of Ms. Hormozi’s separation from service, and if any portion of the payments or benefits to be received by Ms. Hormozi upon separation from service would be considered deferred compensation under Code Section 409A and cannot be paid or provided to Ms. Hormozi without Ms. Hormozi incurring taxes, interest or penalties under Code Section 409A, amounts that would otherwise be payable pursuant to this

Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following Ms. Hormozi’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Ms. Hormozi’s separation from service or (ii) Ms. Hormozi’s death. Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Code Section 409A.
8.    GOVERNING LAW; JURISDICTION; WAIVER OF TRIAL BY JURY. This Agreement shall be governed by, and construed pursuant to, the laws of the State of New York applicable to transactions executed and to be wholly performed in New York between residents thereof, without regard to the state’s conflict of law provisions that would require application of the laws of a different jurisdiction, except as otherwise preempted by the laws of the United States. The parties consent and agree to the exclusive jurisdiction of the Federal and State courts sitting in the County of New York for all purposes. ALSO, AS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT, TO THE EXTENT ALLOWED BY LAW, THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS AGREEMENT OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE CONSULTING RELATIONSHIP, OR ACTIONS OR INACTIONS OF ANY PARTY HERETO. If any action shall be brought to enforce or interpret any of the terms or conditions of this Agreement, the party that substantially prevails shall be entitled to their reasonable attorneys’ fees and costs.
9.    ENTIRE AGREEMENT. Except as explicitly set forth in this Agreement, this Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof including, but not limited to, any emails or term sheets. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. In entering into, performing and enforcing this Agreement, each of Ms. Hormozi and the Company disclaim any reliance whatsoever on any representations, warranties, promises, understandings or arrangements that are not expressly set forth, or referred to, in this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
10.    ASSIGNMENT. This Agreement shall be binding upon the parties hereto and their successors and permitted assignees. This Agreement, and Ms. Hormozi’s rights and obligations hereunder, may not be assigned by the parties, nor may the parties pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.
11.    SEVERABILITY. Any provision of this Agreement that is held to be invalid or unenforceable under any applicable law or regulation shall, to the extent of any such invalidity or unenforceability, be deemed by the parties (a) to be modified to the extent necessary to cure such invalidity or unenforceability and to carry out so far as possible the intention manifested by the provision in question or (b) if necessary, to be omitted from this Agreement, but such invalidity or unenforceability, and such resulting modification or omission, shall not invalidate or render unenforceable the remaining provisions of this Agreement.
12.    CONSTRUCTION OF AGREEMENT. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its drafting. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party. The parties further agree that the recitals set forth in the beginning of this Agreement shall constitute substantive terms of this Agreement.
13.    INDEPENDENT CONTRACTOR. Ms. Hormozi warrants that, during the Advisory Period, Ms. Hormozi will at all times be and remain an independent contractor, and will not be considered the agent, partner, principal or employee of the Company or any of its affiliates. Ms. Hormozi will be free to exercise her own judgment as to the manner and method of providing the Legal Advisory Services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. Ms. Hormozi acknowledges and agrees that, unless expressly authorized by the Company’s Chief Executive Officer (the “CEO”) or the Board, or in connection with her services as a member of the Board in accordance with her fiduciary duties, she is not authorized to speak publicly, or to issue any other form of communication or disclosure to the public, on behalf of the Company, to enter into agreements on behalf of the Company or to otherwise bind the Company. Ms. Hormozi acknowledges and agrees that, during Advisory Period, she will not be treated as an employee of the Company or any of its subsidiaries or affiliates for purposes of federal, state or local income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any workers’ compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan, program, policy or arrangement (including, without limitation, vacation, holiday and sick leave benefits, insurance coverage and retirement benefits). Ms. Hormozi acknowledges and agrees that, as an independent contractor, she will be required to pay (and that the Company will not withhold or remit) any applicable taxes on the fees paid to her by the Company, and to provide workers’ compensation insurance and any other coverage required by law.
14.    WORK PRODUCT.
(a) Ms. Hormozi acknowledges that any and all records, files, notes and working papers relating to the Legal Advisory Services and all trademarks, artwork, logos, graphics, video, text, data and other materials and information supplied by the Company to Ms. Hormozi in connection with this Agreement, shall remain the sole and exclusive property of the Company to be used only in connection with the Legal Advisory Services.
(b)    All work product, including, without limitation, all records, files, notes and working papers, inventions, ideas, know how, data, designs, artwork, text, sketches, drawings, notebook and labbook entries, works and improvements of any kind whatsoever, whether of a technical, artistic or economic nature or otherwise, made or conceived by Ms. Hormozi, either solely or jointly with others (including, without limitation, with the Company or its affiliates), which result from the Legal Advisory Services (collectively, the “Work Product”) shall be the sole property of the Company and its designees. Ms. Hormozi hereby agrees to promptly: (i) communicate and to assign to the Company or its designees all such Work Product, (ii) execute and deliver all papers, instruments and assignments requested by the Company or its designees, (iii) perform any other reasonable act that the Company or its designees may require to vest in the Company or its designees all right, title and interest in and to all patents, copyrights, trademarks and other rights in and to the Work Product in any and all countries, and (iv) communicate, cooperate and provide all relevant information required by any attorney of the Company or its affiliates or any of their designees for the preparation of any patent, trademark, domain name, copyright and/or other similar filing. All Work Product and other material developed or acquired by Ms. Hormozi, whether solely or jointly with others, in the course of performing the Legal Advisory Services, as well as all information and material furnished to Ms. Hormozi by the Company, whether or not patented, copyrighted or trademarked, shall remain the property of the Company and its affiliates and shall be held by Ms. Hormozi as their custodian in strict confidence in accordance with the confidentiality provisions of this Agreement and as a trade secret which is the property of the Company or its affiliates.
15.    COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and both of which taken together will constitute one and the same agreement.
16.    EXISTING INCENTIVE COMPENSATION. Provided the Term has not been terminated under Sections 1(d)(iii) or (iv) of this Agreement prior to the respective payment and/or vesting dates, as applicable, and subject to Compensation Committee approval, which the Company will promptly seek:

a)
2019 BONUS PROGRAM. Ms. Hormozi will remain eligible for payment of her 2019 annual bonus award under the 2019 Bonus Program (which is targeted at 75% of her annual base salary), subject to being pro-rated for the actual number of days of active employment as the Company’s Executive Vice President and General Counsel during 2019, with such bonus being payable: (i) if and to the extent bonuses are payable to other Company executives under the 2019 Bonus Program based upon the achievement of the Company’s objectives set for that year, provided that her bonus for this purpose shall be calculated using no less than the corporate funding percentage used for other similarly situated members of the Company’s Executive Leadership Team for purposes of bonus funding level calculations; (ii) on the date bonuses under the 2019

Bonus Program would otherwise be payable to other members of the Company’s Executive Leadership Team; and (iii) otherwise subject to the terms and conditions of the Revlon Amended and Restated Executive Incentive Compensation Plan; and

b)
LONG-TERM INCENTIVE PROGRAM AWARDS (“LTIPs”). Ms. Hormozi will remain eligible for vesting and/or payment of her outstanding LTIP awards as identified on Exhibit A, which schedule reflects the pro-rated amount of Ms. Hormozi’s time-based and performance based RSU awards under the Company’s 2017 Restated LTIP, 2018 LTIP and 2019 LTIP, pro-rated for the actual number of days of active employment as the Company’s Executive Vice President and General Counsel during each LTIP’s respective performance period, with the performance-based portion of such LTIP awards being payable: (i) if and to the extent performance-based RSUs are vesting and/or payable to other Company executives under the respective LTIPs based upon the achievement of the Company’s objectives for the applicable performance periods, provided that Ms. Hormozi’s pro-rated LTIPs for this purpose shall be calculated using no less than the corporate funding percentage used for other similarly situated members of the Company’s Executive Leadership Team for purposes of LTIP funding level calculations; (ii) on the date time-based and performance based RSUs are otherwise settled for other members of the Company’s Executive Leadership Team; and (iii) otherwise subject to the terms and conditions of the Fourth Amended and Restated Revlon, Inc. Stock Plan.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

/s/ Mitra Hormozi, Esq.
Ms. Mitra Hormozi, Esq.

REVLON CONSUMER PRODUCTS CORPORATION By /s/ Ely Bar-Ness Ely Bar-Ness Chief Human Resources Officer	REVLON, INC. By /s/ Ely Bar-Ness Ely Bar-Ness Chief Human Resources Officer

Exhibit A to Hormozi Consulting Agreement

Mitra Hormozi Pro-Rated Outstanding LTIP Awards

	Performance-based				Time-based
	No. of PRSUs	Pro-rated Vesting %	No. of Pro-rated Units to Vest	Vesting Date	No. of RSUs	Pro-rated Vesting %	No. of Pro-rated Units to Vest	Vesting Date
Restated 2017 LTIP	12,690	77%*	9,822	March 2020	6,345	55%****	3,477	March 2020
2018 LTIP	12,690	52%**	6,548	March 2021	4,230	55%****	2,318	March 2020
2019 LTIP	11,086	18%***	2,025	March 2022	3,695	55%****	2,025	March 2020
			18,395				7,820
* 77% represents 565 days of the 730 day (2-year) performance period
** 52% represents 565 days of the 1,095 day (3-year) performance period
*** 18% represents 200 days of the 1,095 day (3-year) performance period
**** 55% represents 200 days of the 365 day time period